KPMG Peat Marwick LLP

     2400 First Indiana Plaza
     135 North Pennsylvania Street
     Indianapolis, IN 46204-24552









The Board of Directors and Shareholders
The Somerset Group, Inc:

We consent to incorporation by reference in the registrations statement on Form S-8 of the Somerset Group, Inc. of our report dated January 31, 1996, except note 12 which is as of February 14, 1996, relating to the consolidated balance sheets of The Somerset Group, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of The Somerset Group, Inc.




March 20, 1996



















                                   -50-